Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NANOSPHERE, INC.

The undersigned, being the duly elected President and Chief Executive Officer of Nanosphere, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That Article Four, Section A of the Eighth Amended and Restated Certificate of Incorporation be, and it hereby is, amended to read as follows:

“The total number of shares of capital stock which the Corporation shall have the authority to issue is 160,000,000 shares, such shares being divided into 150,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation of the Corporation, each twenty shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock as a result of the Reverse Stock Split shall be entitled to receive in lieu of such fractional share interests, upon the Effective Time, one whole share of Common Stock in lieu of such fractional share interests.

The following is a statement of the designations, preferences, privileges, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class.”

SECOND: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

THIRD: That this Certificate of Amendment shall be effective at 5:00 p.m. EDT on April 8, 2015.

[signature page to follow]

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment as of this 7th day of April, 2015.

NANOSPHERE, INC.

By:	/s/ Michael K. McGarrity
Name:	Michael K. McGarrity
Title:	President and Chief Executive Officer

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